Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of Strategic Storage Trust VI, Inc. of our reports dated March 31, 2026, except for the financial statement schedule, as to which the date is August 27, 2026, and April 4, 2025, relating to the consolidated financial statements and schedule of Strategic Storage Growth Trust III, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.
Costa Mesa, California

August 27, 2026